CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-261457 on Form N-2 of our report dated February 28, 2025, relating to the financial statements and financial highlights of Blackstone Senior Floating Rate 2027 Term Fund appearing in Form N-CSR of Blackstone Senior Floating Rate 2027 Term Fund for the year ended December 31, 2024. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/DELOITTE & TOUCHE LLP

Denver, Colorado

February 28, 2025